RESTRICTION ON TRANSFER

  THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS, AND CANNOT BE RESOLD UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND SUCH LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.



                                     WARRANT
                  To purchase 50,000 shares of Common Stock of
                           Orion Network Systems, Inc.


               1. Grant of Warrant. This is to certify that, for value received, DACOM Corp. (the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Orion Network Systems, Inc. ("Orion"), an aggregate of 50,000 shares of common stock, par value $.0l per share, of Orion (the "Orion Common Stock") at a purchase price per share equal to $14.00 (the "Exercise Price"). The number of shares of Orion Common Stock that may be received upon exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth.

                2. Term. This Warrant may be exercised in whole or in part at any time or from time to time during the period commencing on the date that is 180 days and ending on the date that is 360 days after the "Commencement Date" as defined in Article 1 of the Joint Investment Agreement (the "Agreement") dated November 11, 1996 between Orion Asia Pacific Corp. and the Holder, provided, however, that this Warrant shall terminate immediately upon termination of the Agreement.

             3. Exercise Procedures. In order to exercise this Warrant, the Holder shall send a written notice of exercise to Orion on any business day at Orion's principal office, addressed to the attention of the Treasurer of Orion, which notice shall specify the number of shares for which this Warrant is being exercised, and shall be accompanied by payment in full of the Exercise Price of the shares for which this Warrant is being exercised. Payment of the Exercise Price for the shares of Orion Common Stock purchased pursuant to the exercise of this Warrant shall be made either in cash, by certified check or by wire transfer. If the person or entity exercising this Warrant is not the Holder, such person or entity shall also deliver, with the notice of exercise, appropriate proof of the right of such person or entity to exercise this Warrant. An attempt to exercise this Warrant granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after exercise of this Warrant as provided for above, Orion shall deliver to the person exercising this Warrant a certificate or certificates for the shares of Orion Common Stock being purchased. In the event this Warrant is exercised in part only, Orion shall, upon surrender of this Warrant for cancellation, execute and deliver to the Holder a new Warrant of like tenor evidencing the right of the Holder to purchase the balance of the shares of Orion Common Stock subject to purchase hereunder. Such stock certificate or certificates shall be appropriately legended to the extent required by federal or state securities laws. All shares of Orion Common Stock issued upon exercise of this Warrant shall be duly authorized and validly issued, fully paid and nonassessable.

                4. Transferability.   This Warrant may not be transferred by the
Holder in whole or in part, other than to an affiliate of the Holder, without the prior written consent of Orion.

                5. Reservation of Stock; Compliance. Orion hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant, free from preemptive rights, such number of shares of authorized but unissued or treasury shares of Orion Common Stock as shall be required for issuance or delivery upon exercise of this Warrant. Orion further agrees (i) that it will not, by amendment to its certificate of incorporation or bylaws or through any other action, avoid or seek to avoid the observance or performance of any of the covenants or conditions to be observed or performed hereunder by Orion, and (ii) promptly to take all action as may from time to time be required in order to permit the Holder to exercise this Warrant and Orion duly and effectively to issue shares of Orion Common Stock hereunder.

                6.  Effect of Changes in Capitalization.

                       A. Changes in Stock. If the outstanding shares of Orion Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Orion by reason of any recapitalization, reclassification, stock split-up, reverse stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Orion occurring after the date hereof, a proportionate and appropriate adjustment shall be made by Orion in the number and kind of shares subject to this Warrant, so that the proportionate interest of the Holder immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in this Warrant shall not change the total Exercise Price with respect to shares subject to the unexercised portion of this Warrant but shall include a corresponding proportionate adjustment in the Exercise Price per share.

                       B. Merger, Consolidation or Sale. Subject to Subsection C of this Section 6, in the event of any Sale Transaction (as defined below), this Warrant shall pertain to and apply to the cash, securities or other consideration to which a holder of the number of shares of Orion Common Stock subject to this Warrant would have been entitled immediately following such Sale Transaction, with a corresponding proportionate adjustment of the Exercise Price per share so that the aggregate Exercise Price thereafter shall be the same as the aggregate Exercise Price of the shares remaining subject to this Warrant immediately prior to such reorganization, merger or consolidation.

                       For purposes of this Warrant, a "Sale Transaction" shall mean (i) the dissolution or liquidation of Orion, (ii) a merger, consolidation or reorganization of Orion with one or more other corporations in which stockholders of Orion receive cash or securities of another corporation for their stock in Orion, (iii) a sale of substantially all of the assets of Orion to another corporation, or another transaction (including, without limitation, a merger or reorganization in which Orion is the surviving corporation) approved by the Board of Directors of Orion which results in any person or entity owning 80 percent or more of the combined voting power of all classes of stock of Orion.

                       C. Proposed Reorganization with Orion Newco. The parties acknowledge that Orion is presently contemplating a transaction (the "Proposed Holding Company Formation") in which, among other things, Orion would merge with a subsidiary of a newly formed company, Orion Newco Services, Inc. ("Orion Newco"), which has no significant assets or liabilities, in which merger (i) stockholders of Orion would receive substantially identical stock in Orion Newco, (ii) the common stock of Orion Newco would become publicly traded and Orion would be a wholly-owned subsidiary of Orion Newco, which would become the parent holding company of Orion. For the avoidance of doubt, the parties agree that the Proposed Holding Company Formation would be a Sale Transaction, and upon consummation of the Proposed Holding Company Formation, this Warrant would cease to be exercisable for Common Stock of Orion and instead would pertain to and apply to the common stock of Orion Newco (and other securities or other consideration, if any) to which a holder of the number of shares of Orion Common Stock subject to this Warrant would have been entitled immediately following such Proposed Holding Company Formation, with a corresponding proportionate adjustment of the Exercise Price per share so that the aggregate Exercise Price thereafter shall be the same as the aggregate Exercise Price of the shares remaining subject to this Warrant immediately prior to the Proposed Holding Company Formation.

                       E. Adjustments. Adjustments specified in this Section 6 shall be made by the Board of Directors of Orion, whose determination in that respect shall be final, binding and conclusive. No fractional shares of Orion Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case, with cash being paid (at fair market value as reasonably determined by the Board of Directors of Orion) in lieu of such fractions

                7. General Restrictions. Orion shall not be required to issue any shares of Orion Common Stock under this Warrant Agreement if the issuance of such shares would constitute a violation by Orion of any provision of any law or regulation of any governmental authority, including without limitation, the registration or qualification requirement of applicable federal and state securities laws or regulations. If at any time Orion shall determine, based upon a written opinion of securities counsel, that the registration or qualification of any shares subject to this Warrant under any applicable state or federal law is necessary as a condition of, or in connection with, the issuance of shares, this Warrant may not be exercised in whole or in part unless such registration or qualification shall have been effected or obtained free of any conditions not reasonably acceptable to Orion, and any delay caused thereby shall in no way affect the date of termination of this Warrant. Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended) (the "Securities Act"), unless a registration statement under the Securities Act is in effect with respect to the shares of Orion Common Stock covered by this Warrant, Orion shall not be required to issue such shares unless the Board of Directors of Orion has received evidence reasonably satisfactory to it that the holder of this Warrant may acquire such shares pursuant to an exemption from registration under the Securities Act. Orion may, but shall in no event, unless otherwise agreed in writing by Orion, be obligated to, register any securities covered hereby pursuant to the Securities Act. Orion shall use its reasonable efforts to cause the exercise of this Warrant and the issuance of shares pursuant thereto to comply with any applicable law or regulation of any governmental authority; provided, however, that Orion may, but shall in no event be obligated to, register any securities covered hereby under federal or state securities laws. As to any jurisdiction that expressly imposes the requirement that this Warrant shall not be exercisable unless and until the shares of Orion Common Stock covered by this Warrant are registered or are subject to an available exemption from registration, the exercise of this Warrant (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

                  8. Divisibility: Combination. This Warrant may, at the option of the Holder, without expense, be divided into or combined with other Warrant for Orion Common Stock which carry the same rights. Upon surrender of this Warrant and any such other Warrant to Orion together with a written notice signed by the Holder and specifying the names and denominations for not less than 1,000 shares of Orion Common Stock in which new Warrant are to be issued, Orion shall execute and deliver new Warrant, as requested entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Orion Common Stock purchasable hereunder and under any such other Warrant. The term "Warrant" as used herein includes any Warrant into which this Warrant may be divided or combined.

                9. Applicable Law.    This  Warrant  shall be  governed  by  and
construed in accordance with the laws of the State of Delaware except to the extent federal law may be applicable.

                10. Reports.   Orion shall deliver to the Holder,  promptly upon
the mailing thereof to the stockholders of Orion generally, copies of all financial statements, reports and proxy statements so mailed, and shall deliver to the Holder such other information that Orion may produce in written form in the ordinary course of its business which is available to stockholders of Orion generally and which the Holder reasonably requests.

                IN WITNESS WHEREOF, Orion has caused this Warrant to be duly executed on the day and year set forth below.



DATED: December  __, 1996


[SEAL]                                  ORION NETWORK SYSTEMS, INC.

ATTEST:
                                        By
                                           -------------------------------------
----------------------------------      Its
                                            ------------------------------------